Exhibit 3.1

SECOND AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

KENTUCKY BANCSHARES, INC.

Pursuant to the provisions of KRS 271B.10-030 and 271B.10-070, Kentucky Bancshares, Inc. (the “Corporation”) hereby adopts the following Second Amended and Restated Articles of Incorporation:

ARTICLE I

Name

The Corporation’s name shall be Kentucky Bancshares, Inc.

ARTICLE II

Duration

The Corporation’s duration shall be perpetual.

ARTICLE III

Purposes

The Corporation’s purposes shall be to transact any and all lawful business for which corporations may be incorporated under the Kentucky Business Corporation Act (“KBCA”), as from time to time in existence or replaced by any successor Act.

ARTICLE IV

Authorized Shares

The total number of shares that the Corporation shall have the authority to issue is 20,300,000 shares, which shall be divided into two classes as follows:

20,000,000 Common Shares; and

300,000 Preferred Shares.

The designations, voting powers and relative rights and preferences of the shares shall be as follows:

A.   Common Shares.

1.Powers, Rights and Preferences.  The Common Shares shall be without distinction as to powers, rights and preferences. Except as may be provided by the Board of Directors in a designation of any series of Preferred Shares (in accordance with the provisions of Paragraph B of Article IV) or as otherwise declared by law, the Common Shares shall have the exclusive right to vote for the election of directors and on all other matters in which shareholders are generally entitled to vote. Except with respect to the election of directors (where cumulative voting is required), each of the Common Shares shall have one vote per share (which vote may not be split into fractional votes) on matters on which holders of Common Shares are entitled to vote.

2.Dividends.  After the requirements with respect to preferential dividends on Preferred Shares (fixed in accordance with the provisions of Paragraph B of Article IV), if any, have been met and after the Corporation  has complied with any requirements for setting aside sums as sinking funds or redemption or purchase accounts and subject further to any other conditions that may be established in accordance with the provisions of Paragraph B of Article IV, the holders of Common Shares shall be entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors.

3. Distributions on Common Shares.  After distribution in full of any preferential amount (as may be fixed in accordance with the provisions of Paragraph B of Article IV) to be distributed to the holders of Preferred Shares, and subject to any further rights of the holders of Preferred Shares to participate in a liquidation, distribution or sale of assets, dissolution or winding-up of the Corporation, the holders of Common Shares shall be entitled to receive, upon the voluntary or involuntary liquidation, distribution or sale of assets, dissolution or winding-up of the Corporation, all of its remaining assets, tangible and intangible, of whatever kind available for distribution to the shareholders, ratably in proportion to the number of Common Shares held by each.

4.Issuance of Common Shares.  Common Shares may be issued from time to time as the Board of Directors shall determine and on such terms and for such consideration as shall be fixed by the Board of Directors.

B.   Preferred Shares.

1.Issuance by Board Resolutions; Series.  The Board of Directors of the Corporation shall have authority by resolution to issue from time to time Preferred Shares in one or more series. Each series shall be distinctly designated by number, letter or title. All shares of any one series of Preferred Shares shall be alike in every particular.  The powers, preferences and voting, relative, participating, optional and other rights of each such series, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

2.Preferences and Rights.  Subject to the provisions of subparagraph 3 of this Paragraph B of Article IV, the Board of Directors of the Corporation is hereby expressly granted authority to fix by resolution or resolutions adopted prior to the issuance of any shares of each particular series of Preferred Shares, the designation, powers, preferences and voting, relative, participating, optional and other rights, and the qualifications, limitations and restrictions thereof, if any, of such series, including, but without limiting the generality of the foregoing, the following:

 (a)  The distinctive designation of, and the number of Preferred Shares that shall constitute, the series, which number from time to time may be increased (except as otherwise fixed by the Board of Directors) or decreased (but not below the number of shares thereof  then outstanding) from time to time by action of the Board of Directors;

(b)  The rate and times at which, and the terms and conditions upon which, dividends on the shares of the series shall be paid, whether the dividends shall be cumulative or non-cumulative, and if cumulative, from what date or dates, and the preferences or relation, if any, of such dividends to the dividends payable on any shares of any other series or class of stock of the Corporation;

(c)  Whether shares of the series shall be subject to redemption, and if so subject, whether they shall be subject to redemption (i) at the option of the Corporation, the shareholder, another person and/or upon the occurrence of a designated event, (ii) for cash, indebtedness, securities (including, without limitation, Common Shares) or other property, or any combination thereof, and (iii) for a designated amount or for an amount determined in accordance with a designated formula or by reference to extrinsic data or events; and, as to any shares of a series subject to redemption, such other terms and conditions on which the shares of the series may be redeemed;

 (d)  Whether the holders of the shares of the series shall be entitled to the benefit of a sinking fund or redemption or purchase account to be applied to the purchase or redemption of the shares of the series and, if  so entitled, the amount of such fund and the terms and conditions relative to the operation thereof;

(e)  Whether the shares of the series shall be convertible into, or exchangeable for, any Common or other Preferred Shares of the Corporation or any other securities and, if so convertible or exchangeable, whether the conversion or exchange (i) is at the option of the Corporation, the shareholder, another person and/or upon the occurrence of a designated event, (ii) shall be for cash, indebtedness, securities (including, without limitation, Common Shares) or other property, or any combination thereof, and (iii) shall be for a designated amount or at a designated ratio, or for an amount or at a ratio determined in accordance with a designated formula or by reference to extrinsic data or events; and, as to any shares of a series so convertible or exchangeable, such other terms and conditions on which the shares of the series may be converted or exchanged;

(f)  The rights, if any, of the holders of the shares of the series upon voluntary or involuntary liquidation, merger, consolidation, distribution or sale of assets, dissolution or winding-up of the Corporation;

(g)  Whether the shares of the series shall have priority over or parity with or be junior to the shares of any other class or series, or shall be entitled to the benefit of limitations restricting (i) the creation of indebtedness of the Corporation, (ii) the issuance of shares of any other class or series having priority over or being on a parity with the shares of such series, or (iii) the payment of dividends on, the making of other distributions with respect to, or the purchase or redemption of shares of any other class or series on parity with or ranking junior to the shares of any such series as to dividends or other distributions, and the terms of any such restrictions; or any other restrictions with respect to shares of any class or series on parity with or ranking junior to the shares of such series in any respect;

(h)  Whether and in what circumstances shares of a series shall have voting rights, which voting rights, if any, may be general, special, conditional or limited (and, in the case of special, conditional or limited voting rights, may confer upon holders of such series in certain circumstances the exclusive right to elect a majority of the members of the Board of Directors); and, as to any shares of a series having voting rights, the number of votes each holder shall be entitled to cast per each share of the series and whether holders of the series are entitled to vote separately or together with the holders of one or more other series of Preferred Shares on all or some matters as a separate voting group; and

(i)   Any other powers, preferences, privileges and relative, participating, optional, or other special rights of such series, and the qualifications, limitations or restrictions thereof, to the fullest extent now and hereafter permitted by law.

3.Issuance of Preferred Shares.  Subject to the following provisions of this subparagraph 3, shares of any series of Preferred Shares may be issued from time to time as the Board of Directors shall determine, on such terms and for such consideration as shall be fixed by the Board of Directors.  The relative powers, preferences and rights of each series of Preferred Shares in relation to the powers, preferences and rights of each other series of Preferred Shares shall be as fixed from time to time by the Board of Directors in the resolution or resolutions adopted pursuant to authority granted in this Paragraph B of Article IV.  Except as otherwise declared by law, the consent by class or series vote or otherwise of the holders of such of the series of the Preferred Shares as are from time to time outstanding shall not be required for the issuance by the Board of Directors of any other series of Preferred Shares, whether the powers, preferences and rights of such other series shall be fixed by the Board of Directors as senior to, or on a parity with, the powers, preferences and rights of such outstanding series, or any of them; provided, however, that the Board of Directors may provide in such resolution or resolutions adopted with respect to any series of Preferred Shares that the consent of the holders  of  a majority (or such greater proportion as shall be therein fixed) of the outstanding shares of such series voting thereon shall be required for the issuance of any or all other series of Preferred Shares.

ARTICLE V

Board of Directors

A. Number.  The business and affairs of the Corporation shall be managed and conducted by or under the direction of a Board of Directors.  The number of directors (exclusive of directors to be elected by the holders of one or more series of Preferred Shares of the Corporation that may be outstanding, voting separately as a series or class) shall be fixed from time to time by the Board of Directors of the Corporation by resolution adopted by a majority of the entire Board of Directors, but in no event shall be less than five (5) nor more than fifteen (15).

B. Classes of Directors.  The Board of Directors shall be divided into three classes, Class I, Class II and Class III, that shall be as nearly equal in number as reasonably possible; provided, however, that the number of directors in any one class may not exceed the number of directors in any other class by more than one.  The initial allocation of directors among classes shall be established by resolution adopted by the holders of a majority of the outstanding shares of the Corporation entitled to vote in an election of directors.

C.   Terms of Office.  Each initial director in Class I shall serve for a term expiring at the 2021 annual meeting of shareholders; each initial director in Class II shall serve for a term expiring at the 2019 annual  meeting of shareholders; and each initial director in Class III shall Serve for a term expiring at the 2020 annual meeting of shareholders.  At each annual meeting of shareholders following adoption of these Second Amended and Restated Articles of Incorporation, the directors chosen to succeed those whose terms have expired shall be identified as being of the same class of directors they succeed and shall be elected to serve for a term ending on the third annual meeting of shareholders following the annual meeting of shareholders at which they were elected.  Each director shall serve until his successor is duly elected and qualified, except in the case of death, resignation or removal.

D.    Removal.  Subject to the rights, if any, of the holders of any series of Preferred Shares then outstanding, any director or the entire Board of Directors may be removed from office at any time, but only for cause and by the affirmative vote of the holders of at least 67% of  all Shares of the Corporation outstanding and then entitled to vote generally in an election of directors, voting together as a single class.  Notwithstanding the immediately preceding sentence, if less than the entire Board of Directors is to be removed, no one of the directors may be removed if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the class of directors of which he is a part.

E.   Vacancies.  Subject to the rights, if any, of the holders of any series of Preferred Shares then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation or removal may be filled only by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold office for a term expiring at the annual meeting of shareholders at which the term of office of the class to which they have been elected expires or, in the case of newly created directorships, shall hold office until such time as determined by the directors electing such new director (in a manner consistent with Paragraph B of this Article V).  No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

F.     Rights of Holders of Preferred Shares.  Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Shares issued by the Corporation pursuant to Article IV shall have the right, voting separately as a class or by series, to elect directors at an annual or special meeting of shareholders, the election, term of office, removal, filling of vacancies and other features of such directorships shall be governed by the terms of the series of Preferred Shares applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article V unless expressly provided by the terms of the applicable series.

ARTICLE VI

Bylaws

The Board of Directors is authorized to adopt, amend or repeal the Bylaws of the Corporation.  Any Bylaws made by the directors under the powers conferred by this Article VI may be amended or repealed by the shareholders of the Corporation.  The Bylaws may contain, among other matters, provisions requiring (i) advance notice of business to be conducted and shareholder proposals to be submitted at an annual meeting of shareholders of the Corporation, (ii) procedure for the nomination of persons for election to the Board of Directors, including nominations made other than by or at the direction of the Board of Directors, and (iii) provisions requiring that various provisions of the Bylaws may not be amended or repealed unless the holders of a supermajority percentage of the shares of the Corporation then entitled to vote generally in an election of directors, not to exceed 80%, voting together as a single class, approve such amendment or repeal.

ARTICLE VII

Higher Vote for Certain Business Combinations Required

Except as otherwise provided in this Article VII, the affirmative vote of the holders of no fewer than (i) 67% of the outstanding Voting Shares (as hereinafter defined) of the Corporation and (ii) a majority of the outstanding Voting Shares of the Corporation that are not “beneficially owned” (as hereinafter defined) by an Interested Shareholder that directly, or indirectly through an Affiliate, is a party to or otherwise proposes any of the following transactions involving the Corporation or any of its Subsidiaries, shall be required to approve any of the following transactions (“Business Combination”):

 (a)  Any merger or consolidation of the Corporation or any of its Subsidiaries (as hereinafter defined) with or into an Interested Shareholder or an Affiliate, or any merger or consolidation of an Interested Shareholder or an Affiliate with or into the Corporation or any of its Subsidiaries;

(b)  Any share exchange involving the Corporation or any of its Subsidiaries and the acquisition of shares of the Corporation or any of its Subsidiaries by an Interested Shareholder or an Affiliate pursuant to such share exchange;

(c)  Any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) of all or substantially all of the assets of the corporation or any of its Subsidiaries to an Interested Shareholder or an Affiliate;

(d)  Any issuance or transfer by the Corporation or by any of its Subsidiaries (in one transaction or a series of transactions) of any Voting Shares of the Corporation or any of its Subsidiaries to any Interested Shareholder or an Affiliate in exchange for cash, securities or other property;

(e)  Any adoption of any plan or proposal for liquidation or dissolution of the Corporation or any of its Subsidiaries proposed by or on behalf of an Interested Shareholder;

 (f)  Any reclassification of securities, recapitalization or other transaction (other than a redemption in accordance with the terms of the security redeemed) which has the effect, directly or indirectly, of increasing the proportionate amount of Voting Shares of the Corporation or any of its Subsidiaries that are beneficially owned by an Interested Shareholder or an Affiliate, or any partial or complete liquidation, spin-off, split-off or split-up of the Corporation or any of its Subsidiaries; or

 (g)  Any agreement, contract or other arrangement providing for any of the transactions described above in paragraphs (a) to (f) in this Article VII.

The voting requirement of this Article VII shall not be applicable to any particular Business Combination if the Business Combination has been approved by a majority of the Disinterested Directors (as hereinafter defined). The Business Combination that has been approved by a majority of the Disinterested Directors shall require the affirmative vote as is required by law.

For the purposes of these Second Amended and Restated Articles of Incorporation:

(a)  “Affiliate”:   An “Affiliate” of an Interested Shareholder is a person or other entity that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, an Interested Shareholder.

(b)  “Associate”:  An “Associate” of an Interested Shareholder  means  (i) a director, officer, partner or beneficial owner of ten percent or more of any class of its securities or other similar interests, (ii) if the Interested Shareholder is a trust or other estate, any person that has a substantial beneficial interest in, or who serves as a trustee of, the Interested Shareholder or serves in a similar fiduciary capacity for it, (iii) any relative or spouse of the Interested Shareholder or any relative or spouse of any officer, director or beneficial owner of ten percent or more of any class of securities or other similar interests of an Interested Shareholder, and (iv) any relative of such spouse referred to in clause (b)(iii), immediately above, who resides in the same home as the Interested Shareholder or any officer, director or beneficial owner of ten percent or more of any class of securities or other similar interests of the Interested Shareholder.

(c)  “Beneficial Ownership”:  A person or entity “beneficially owns” securities or other similar interests in another when such person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) the voting power, which includes the power to direct the voting of such security or other similar interests, or (ii) the right to acquire the securities or other similar interests pursuant to any contract or arrangement upon the exercise of any option, warrant or other similar right, upon the conversion of any other shares or upon the revocation of a trust or otherwise.  A person or entity shall be conclusively deemed to “beneficially own” securities or other similar interests of its Affiliates or Associates.

(d)  “Disinterested Director”:  A “Disinterested Director” shall mean any member of the Board of Directors who is unaffiliated with the Interested Shareholder and was a member of the Board of Directors prior to the time that the Interested Shareholder became an Interested Shareholder, and any successor of a Disinterested Director who is not an Affiliate of the Interested Shareholder and is  recommended to succeed a Disinterested Director by a majority of the Disinterested Directors then on the Board of Directors.

(e)  “Interested Shareholder”:  An “Interested Shareholder” of the Corporation means any person who or which:

(i)  itself or together with its Affiliates and Associates is the beneficial owner, directly or indirectly, of ten percent or more of the outstanding Voting Shares of the Corporation or any of its Subsidiaries; or

(ii)  is an assignee of or has otherwise succeeded to, the beneficial ownership of any Voting Shares of the Corporation or any of its Subsidiaries that were at any time within a two-year period immediately prior to the date in question beneficially owned by an Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended.

(f)  “Subsidiary”:  A “Subsidiary” of the Corporation is another corporation of which one-half or more of its Voting Shares are beneficially owned by the Corporation, directly or indirectly, through one or more intermediaries.

(g)  “Voting Shares”:  “Voting Shares” shall mean any security or other similar interest of any corporation, trust, partnership or other entity that carries with it a right to vote generally in the election of directors or other governing body of that entity.

The Disinterested Directors shall have the power and duty to determine for the purposes of this Article VII, on the basis of the information known to them after reasonable inquiry, (i) whether a person or entity is an Interested Shareholder, (ii) the number of Voting Shares beneficially owned by any person or entity, (iii) whether a person or entity is an Affiliate or an Associate of another, (iv) whether any transaction or series of transactions is a Business Combination, (v) whether the assets sold in any Business Combination constitute substantially all of the assets of the Corporation or any of its Subsidiaries, and (vi) such other matters with respect to which a determination is required under this Article VII.  Any such determination made by a majority of the Disinterested Directors shall be final and binding for all purposes hereunder.

ARTICLE VIII

Shareholder Action

A.   General.  Subject to the rights, if any, of the holders of any series of Preferred Shares then outstanding, any action required or permitted to be taken at any annual or special meeting of shareholders may be taken only upon the vote of the shareholders at an annual or special meeting duly called and may not be taken by written consent of the shareholders.

B.   Special Meetings.  Subject to the rights, if any, of the holders of any series of Preferred Shares then outstanding, the Corporation shall only hold a special meeting of shareholders:

(a)  On call of a majority of the entire Board of Directors; or

(b)  If the holders of at least 67% of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting sign, date, and deliver to the Corporation’s secretary one (1) or more written demands for the meeting describing the purpose or purposes for which it is to be held.

ARTICLE IX

Indemnification and Insurance

A.   Right to Indemnification.  Each person who was or is made a party or is threatened to be made a party to, or is involved in, any action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the KBCA, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorney’s fees, judgements, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph B hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.  The right to indemnification conferred in this paragraph A of Article IX shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the KBCA requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this section or otherwise.  The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

B. Right of Claimant to Bring Suit.  If a claim under paragraph A of this Article IX is not paid in full by the Corporation within 30 days after a written claim has been received by the Corporation, the claimant may, at any time thereafter, bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim.  It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation)  that the claimant has not met the standard of conduct that makes it permissible under the KBCA for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the KBCA, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its shareholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

C.Non-Exclusivity of Rights.  The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article IX shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, provision of the Articles of Incorporation, Bylaw, agreement, vote of shareholders or disinterested directors, or otherwise.

D. Insurance.   The Corporation may maintain  insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the KBCA.

ARTICLE X

Limitation on Director Liability

A.    Scope of Limitation.  A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for any act or omission constituting a breach of his duty as a director, unless such act or omission (i) relates to a transaction in which the director has a personal financial interest that is in conflict with the financial interests of the Corporation or its shareholders; (ii) is not in good faith or involves intentional misconduct or is known to the director to be a violation of law; (iii) is a vote for or assent to an unlawful distribution to shareholders as prohibited under KRS 271B.8-330; or (iv) relates to a transaction from which the director derives an improper personal benefit.

B. Amendment of KBCA.  If the KBCA is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the KBCA, as so amended, without the necessity for further shareholder action in respect thereof.

C. Repeal or Modification.  Any repeal or modification of this Article X by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such repeal or modification.

ARTICLE XI

Share Distributions

Except as may be provided by the Board of Directors of the Corporation in a designation of any series of Preferred Shares (in accordance with the provisions of Paragraph B of Article IV), shares of one class or series may be issued as a share dividend in respect of shares of another class  or series.

ARTICLE XII

Change in Control Proposals

In furtherance and not in limitation of the powers conferred by law or in these Second Amended and Restated Articles of Incorporation, the Board of Directors (and any committee of the Board of Directors) is expressly authorized, to the extent permitted by law, to take such action or actions as the Board or such committee may determine to be reasonably necessary or desirable to (i) encourage any person to enter into negotiations with the Board of Directors and management of the Corporation with respect to any transaction that may result in a change in control of the Corporation that is proposed or initiated by such person or (ii) contest or oppose any such transaction that the Board of Directors or such committee determines to be unfair, abusive or otherwise undesirable with respect to the Corporation and its business, assets or properties or the shareholders of the Corporation, including, without limitation, the adoption of such plans or the issuance of rights, options, shares, notes, debentures or other evidences of indebtedness or other securities of the Corporation, which rights, options, shares, notes, debentures or evidences of indebtedness or other securities (x) may be exchangeable for or convertible into cash or other securities on such terms and conditions as  may be determined by the Board or such committee and (y) may provide for the treatment of any holder or class of holders thereof designated by the Board of Directors or any such committee in respect of the terms, conditions, provisions and rights of such securities that is different from, and unequal to, the terms, conditions, provisions and rights applicable to all other holders thereof.

ARTICLE XIII

Super Majority Approval for Certain Amendments to

These Second Amended and Restated Articles of Incorporation

Notwithstanding any other provision in these Second Amended and Restated Articles of Incorporation to the contrary, the provisions of Articles V, VI, VII, VIII, IX, X and XII, and this Article XIII, shall not be amended or repealed, nor shall any provision in these Second Amended and Restated Articles of Incorporation that is inconsistent with Articles V, VI, VII, VIII, IX, X and XII, and this Article XIII, be adopted, unless approved by the affirmative vote of the holders of no fewer than (i) 67% of the voting power of all shares of the Corporation then entitled to vote generally in the election of directors, voting together as a single class, and (ii) a majority of the voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, excluding the voting power of all shares of the Corporation of a then Interested Shareholder not beneficially owned by such shareholder (whether then an “Interested Shareholder” or otherwise) on May 21, 2019.

The aforesaid Corporation’s Second Amended and Restated Articles of Incorporation (“Second A&R Articles”) were adopted by the Corporation’s shareholders at the Corporation’s Annual Meeting of Shareholders held on May 21, 2019 (the “Annual Meeting”), in the manner provided by KRS 271B.10-030.  On March 15, 2019, the record date for the Annual Meeting, the Corporation had outstanding 5,981,326 shares of common stock with a total of 5,981,326 votes eligible to be cast on the Second A&R Articles.  Of the votes cast at the Annual Meeting, 4,626,002 votes were cast in favor of the Second A& R Articles, 231,867 votes were cast against, 50,555 votes abstained, and 522 votes were broker non-votes.  The votes cast against, the votes that abstained and the broker non-votes are all treated as votes against the adoption of the Second A&R Articles.  The votes cast in favor of the Second A&R Articles were sufficient for approval of the Second A&R Articles.

DATED:    May 21, 2019

KENTUCKY BANCSHARES, INC.,

a Kentucky corporation

By:___ /s/ Gregory J. Dawson _______________

       Gregory J. Dawson, Secretary